Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting part of the Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-136337) of our report dated March 28, 2007, related to the consolidated financial statements and selected financial ratios and other data of Medallion Financial Corp. and subsidiaries as of December 31, 2006 and 2005 and for the years then ended, our report dated March 28, 2007 related to the financial statements of Medallion Bank as of December 31, 2006 and 2005 and for the years then ended, and our report dated May 10, 2007 related to the senior securities table as of December 31, 2006, 2005, 2004, 2003 and 2002 of Medallion Financial Corp. and Subsidiaries which appear in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/  Weiser LLP

Weiser LLP

New York, New York

May 10, 2007